Exhibit 99.1
FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:
Michael Price	Charles Christmas
President & COO	SVP — Chief Financial Officer
616-726-1600	616-726-1202
GERALD R. JOHNSON, JR. ANNOUNCES RETIREMENT FROM
MERCANTILE BANK CORPORATION
Appointment of Michael Price and Robert Kaminski to New Responsibilities
Sets Framework for Future
GRAND RAPIDS, MI, May 24, 2007 — Mercantile Bank Corporation (Nasdaq: MBWM) announced today the retirement of Gerald R. Johnson Jr. as Chairman and Chief Executive Officer of Mercantile Bank Corporation and Chairman of Mercantile Bank of Michigan. Also announced today was the appointment of Michael H. Price as Chairman, President and Chief Executive Officer of Mercantile Bank Corporation and Chairman and Chief Executive Officer of Mercantile Bank of Michigan; in addition, Robert B. Kaminski was appointed to Executive Vice President and Chief Operating Officer of Mercantile Bank Corporation and President and Chief Operating Officer of Mercantile Bank of Michigan. The changes go into effect on June 30, 2007.
After a distinguished career in the financial service industry, Mr. Johnson has decided to turn over the leadership reins to Messrs. Price and Kaminski. As the Founding Chairman and CEO of Mercantile Bank Corporation, Mr. Johnson was one of the key architects of Mercantile Bank Corporation and its affiliates.

“I have spent 35 of the past 37 years in the banking industry, and for the last 21 years I had the good fortune to serve in the capacity of Chairman and CEO of two leading banking organizations in the West Michigan market,” said Gerald Johnson, Jr. “I began thinking of retiring from my full-time banking career when I turned 60 last January. Since that time Mike Price and I have discussed a succession plan, ultimately leading to my decision to step down as Chairman and CEO of the company on June 30, 2007. I have worked with Mike and Bob for more than two decades and have the utmost confidence in them, our directors and the entire Mercantile team, which is the best I have ever been associated with, to continue the tradition of exceptional performance that has gained Mercantile a national reputation for excellence since our founding almost 10 years ago.”
“I have had the unique pleasure of working with Jerry for over 21 years,” said Mike Price, newly appointed Chairman, President and CEO. “Jerry played a tremendous role in the formation and growth of Mercantile. All of us on the management team believe Jerry has prepared us well to carry Mercantile through the next chapters of our growth. Most of all, we wish Jerry a great retirement, good health, and the best fortune as he explores new horizons in his life.” Through the leadership of Messrs. Johnson and Price, Mercantile reached over $2.0 billion in assets in less than 10 years of being open for business.
Prior to Mercantile, Mr. Johnson was appointed President and Chief Executive Officer of First Michigan Bank -Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize Mercantile Bank Corporation and Mercantile Bank of Michigan.
Michael Price has over 27 years of experience in commercial banking. He previously served as the founding President of Mercantile Bank Corporation and Mercantile Bank of Michigan since the commencement of operations in December, 1997. Robert Kaminski most recently served as Executive Vice President of Mercantile Bank Corporation and Executive Vice President and Chief Operating Officer of Mercantile Bank of Michigan. He is an original employee of Mercantile and has over 23 years of experience in commercial banking.
Mr. Johnson’s retirement package will include payment to him of approximately two and one-half times his current annual base salary over an eighteen-month period, and continuation of certain of his insurance benefits for the same period. The cost to Mercantile of the retirement package, which will be expensed during the second quarter of 2007, is estimated to be approximately $1.2 million, or $0.8 million on an after-tax basis.

About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing and Ann Arbor, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
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